FY2004 Interim Consolidated Financial Results
                     (Prepared in accordance with U.S. GAAP)
                      (Six months ended September 30, 2004)


                                                                October 26, 2004

Company name                                                 : Advantest Corporation
                                                               (URL http://www.advantest.co.jp/investors/)
Stock exchanges on which shares are listed                   : Tokyo Stock Exchange
Stock code number                                            : 6857
Location of head office                                      : Tokyo Prefecture
Company representative                                       : Toshio Maruyama, Representative Board Director,
                                                               President of Corporate Executive Officers and COO
Contact person                                               : Hiroshi Nakamura, Manager, Accounting Department
                                                               (03) 3214-7500
Date of board meeting approving the interim
financial results                                            : October 26, 2004
Adoption of U.S. GAAP                                        : Yes

1. Consolidated Results of FY2004 Interim (April 1, 2004 through
   September 30, 2004)
(1) Consolidated Financial Results

                          Net sales                           Operating income                Income before income taxes
                   ----------------------------           --------------------------  ----------------------------------
                   Million yen      Increase(%)           Million yen                 Million yen
FY2004 interim     146,589          135.3                 45,420          10.2 times  46,844           12.6 times
FY2003 interim      62,286           51.5                  4,439             -         3,721               -
FY2003             174,218                                30,960                      28,878

                               Net income                Net income per share (basic)     Net income per share (diluted)
                       ------------------------------    ----------------------------     ------------------------------
                              Million yen                            yen                              yen
FY2004 interim         28,573              11.7 times             290.68                            290.07
FY2003 interim          2,453               -                      24.96                             24.94
FY2003                 17,329                                     176.37                            176.02

Note 1: Equity in losses of affiliates was nil in FY2004 interim, (Y)117 million in FY2003 interim and (Y) 117 million in FY2003, respectively.
Note 2: Average number of shares outstanding on a consolidated basis was 98,295,932 shares during FY2004 interim, 98,245,709 shares during FY2003 interim and 98,250,830 shares during FY2003, respectively.
Note 3:  No change in accounting practices was adopted during these periods.
Note 4: The percentage shown for net sales is the increase rate from the corresponding six month period of the previous fiscal year while the multiples shown for operating income, income before income taxes and net income are the changes in comparison to the corresponding six month period of the previous fiscal year.


(2) Consolidated Financial Position

                          Total assets           Stockholders' equity    Equity-to-assets ratio    Stockholders' equity
                                                                                                        per share
                               Million yen            Million yen                  %                         Yen
FY2004 interim                    349,951                249,928                 71.4                   2,542.41
FY2003 interim                    287,094                210,303                 73.2                   2,140.61
FY2003                            330,808                221,768                 67.0                   2,256.59

Note: Outstanding number of shares on a consolidated basis at the end of each period was 98,303,393 in FY2004 interim, 98,244,608 in FY2003 interim and 98,275,640 shares in FY2003, respectively.

(3) Consolidated Cash Flows

                      Cash flows from         Cash flows from      Cash flows from                 Cash and cash
                   operating activities    investing activities  financing activities          equivalents at end of
                                                                                                       period
                            Million yen        Million yen              Million yen                Million yen
FY2004 interim                  44,545             (5,308)                   (2,255)                   139,911
FY2003 interim                  13,361             (2,263)                   (2,627)                    94,606
FY2003                          28,215             (5,070)                   (6,376)                   101,146


(4)      Scope of Consolidation and Equity Method
         Number of consolidated
         subsidiaries: 39 companies
         Number of unconsolidated subsidiaries: none
         Number of affiliates accounted for under the equity method: none

(5)      Changes in Scope of Consolidation and Equity Method
         Consolidated subsidiaries
                  (Newly included)  1 company
                  (Excluded)        2 company
         Affiliates accounted for under the equity method
                  (Newly included)  none
                  (Excluded)        none

2.       Projected Results for FY2004 (April 1, 2004 through March 31, 2005)

                 Net sales              Income before           Net income
                                        income taxes
                 Million yen            Million yen             Million yen
FY2004               250,000                 71,000                 43,000

(Reference) Projected net income per share for the fiscal year: (Y)437.42

Figures presented in this Earning Digest have been rounded to the nearest million yen. For a discussion of the assumptions and other factors upon which these projections are based, please refer to "Prospects for the Fiscal Year" appearing elsewhere in the document.


         Cautionary Statement with Respect to Forward-Looking Statements

         This document contains "forward-looking statements" that are based on Advantest's current expectations, estimates and projections. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause Advantest's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include: (i) changes in demand for the products and services produced and offered by Advantest's customers, including semiconductors, communications services and electronic goods; (ii) circumstances relating to Advantest's investment in technology, including its ability to timely develop products that meet the changing needs of semiconductor manufacturers and communications network equipment and components makers and service providers; (iii) significant changes in the competitive environment in the major markets where Advantest purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold; and (iv) changes in economic conditions, currency exchange rates or political stability in the major markets where Advantest procures materials, components and supplies for the production of its principal products or where its products are produced, distributed or sold. A discussion of these and other factors which may affect Advantest's actual results, levels of activity, performance or achievements is contained in the "Operating and Financial Review and Prospects", "Key Information - Risk Factors" and "Information on the Company" sections and elsewhere in Advantest's annual report on Form 20-F, which is on file with the United States Securities and Exchange Commission.

                           Advantest Corporation - Consolidated (FY2004 Interim)


1. Management Policy

Advantest's Basic Management Policy
-----------------------------------

         Advantest believes that its mission is to support leading-edge technology at its forefront. Its basic management policy consists of the following elements: increasing corporate value, improving shareholder and customer satisfaction and achieving excellence.


Business Strategy
-----------------

         Advantest is focused on improving operating results through establishing an operating structure that responds timely to market changes, promoting early development of key future technologies and providing timely customer solutions under the concept of "GETsolution."(1) To achieve these objectives, Advantest is driven to further strengthen its product development operations and improve production efficiency by selectively focusing on certain businesses, while strengthening its overseas operations in the U.S., Europe and Asia.

         Further, Advantest seeks to achieve better transparency and strengthen its corporate branding by stressing the importance of corporate social responsibilities, enhancing its disclosure process and compliance system, and addressing environmental as well as human rights issues.

         Since October 2001, Advantest has launched a company-wide initiative called "Initiative 21." This initiative seeks to promote new ideas and improvement strategies at all levels of the company, from divisions ranging from sales, development and manufacturing to maintenance and administration, with an aim toward strengthening the company's competitiveness. Advantest expects to achieve further growth and fulfill its social mission by having each employee take the initiative to tackle new issues. This initiative will continue throughout FY2004, the year of Advantest's 50th anniversary.


         *1 GETsolution (Globally Enabled Total solution) is Advantest's service business designed to provide a set of comprehensive solutions to deal with issues ranging from the design to the delivery of semiconductors.

Target Financial Index
----------------------

         In addition to such indicators of performance as profit margin, ROE and cash flows, Advantest uses "AVA" (Advantest Value Added), a financial index incorporating the concept of EVA(R)(2) (Economic Value Added), to measure its business performance. Advantest will continue to set the minimum return-on-investment ratio ("hurdle rate") for evaluating AVA at 8% and a mid-term target at 12% with an aim to further increase corporate value and shareholder value.


         *2   EVA(R) is a registered trademark of Stern Steward & Co.

Basic Policy on Distribution of Profits
---------------------------------------

         Advantest believes that shareholder value is premised on the realization of long-term and continued growth in corporate value.

         In this regard, retained profits are invested in new businesses, research and development, streamlining efforts and overseas expansion to enable the strengthening of Advantest's business position and creation of corporate value.

         With respect to the direct distribution of profits, Advantest has adopted a policy of maintaining consistent dividend payouts subject to its financial condition.


Advantest's Views and Policies on Lowering its Investment Unit
--------------------------------------------------------------

         As part of its capital policy, Advantest has long recognized the importance of increasing the market liquidity of its shares, promoting long-term and stable holding of its shares among investors

                           Advantest Corporation - Consolidated (FY2004 Interim)

and expanding its investor base. Back in August 1995, the company reduced the minimum investment unit for its shares from 1000 to 100 shares.

         As Advantest currently considers the liquidity level of its shares to be sufficient and expects any further reduction of investment unit to require significant costs, it is cautious about implementing any further reductions and will do so only after careful consideration of prevailing market conditions, business performance, share prices and other factors.


Advantest's Basic View on Corporate Governance; State of Implementation of Corporate Governance
--------------------

(Advantest's Basic View on Corporate Governance)

         Advantest intends to strengthen its global competitiveness by enhancing transparency of management to all stakeholders such as investors (shareholders) and customers.


(State of Implementation of Corporate Governance)

(1) Description of Company Organization

         In order to ensure timely response to rapid changes in the business environment and to strengthen corporate governance, Advantest introduced the Executive Officer system in June 2003, and bifurcated the decision-making function and the operations execution function.

         The Board of Directors is the ultimate decision-making organ in charge of formulating business policies and strategies, as well as monitoring and supervising the company's operations. The Executive Officers, on the other hand, are delegated significant authority for executing operations speedily and efficiently. In an effort to strengthen the company's management structure and corporate governance, it was decided at the general shareholders' meeting held in June 2004, that the number of directors on the Board of Directors be increased from seven to eight.

         Advantest adopts a Board of Corporate Auditors system and the Board of Corporate Auditors consists of four auditors, two of whom are outside corporate auditors. Each auditor audits the Board of Directors' performance by attending important meetings including the Board of Directors meetings and reviewing the company's operations and assets based on auditing policies and plans formulated by the Board of Corporate Auditors.

(2) Internal Control System and Risk Management Structure

         Advantest seeks to promote its corporate activities in accordance with higher standards of ethics, good faith and social responsibility. Advantest's "Code of Business Conduct" was established in order to fully delineate the company philosophy. In June 2004, Advantest's "Code of Ethics for Directors and Executive Officers" was effectuated to set forth the directors' and executive officers' responsibility to act ethically and in good faith.

         In addition, Advantest established the Corporate Social Responsibility Committee ("CSR Committee") to comprehensively monitor and supervise the company's activities from the view of corporate social responsibility. The CSR Committee oversees the Disclosure Committee, the Internal Control Committee, the Committee on Environmental Conservation, the Information Security Committee, the Human Rights Protection Committee and the Personnel Mediation Committee. The Internal Control Committee established in January 2004, in particular, is working to establish a structure to assess and monitor internal controls in an effort to achieve the three objectives for internal controls: "management effectiveness and efficiency," "reliability of financial reporting," and "legal and regulatory compliance." Auditing Group, an internal organ of the internal auditing function, monitors internal controls and operations on a daily basis, identifies issues and makes recommendations as part of the business audit. In July 2004, Advantest set forth the "Third Advantest Group Environmental Action Program" in accordance with its environmental vision of "balancing corporate management and environmental preservation and fulfilling sustainable growth and social responsibilities as a company" as a mid-term plan for fiscal years 2004 through 2006.

                           Advantest Corporation - Consolidated (FY2004 Interim)

2. Business Results and Financial Condition
(1) Business Results

Interim Fiscal Period Results
-----------------------------

         During this interim fiscal period, business conditions affecting the company have generally continued to be strong due to a continuing appetite for capital expenditure in the semiconductor manufacturing industry, as stimulated by the strong performance of digital consumer products including flat-screen televisions and DVD recorders, and continued demands for personal computers.

         Under this environment, Advantest made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products that attempted to meet customer needs. In addition to its continued efforts to reduce fixed costs, Advantest and its group companies combined forces in a drive towards attaining profitability, including the shortening of time to market by improving the manufacturing process, parts procurement and manufacturing efficiencies.

         As a result of the above, as compared to the corresponding interim period for the previous fiscal year, incoming orders increased by 56.0% to
(Y)125.2 billion and net sales increased by 135.3% to (Y)146.5 billion. Net income before income taxes increased by 12.6 times to (Y)46.8 billion and interim net income increased by 11.7 times to (Y)28.5 billion. Overseas sales as a percentage of total sales was 74.3%, as compared to 60.2% in the corresponding interim period for the previous fiscal year.

Results by Business Segment

         In conjunction with its business and organizational restructuring, since this fiscal period, Advantest reclassified its two previous automated test equipment and measuring instruments business segments into three business segments: semi-conductor and component test system; mechatronics system; and services, support and others. The comparison figures against the previous interim period have been calculated by reclassifying the figures from the previous interim period into the three new business segments.

         (Semi-conductor and Component Test System Segment)

         In the semi-conductor and component test system segment, flash memory testers in the memory tester market continued to perform strongly both domestically and overseas. In addition, DRAM testers experienced solid sales in Japan and overseas, particularly with respect to new models such as the ultra high-speed memory tester for next generation DDR memory and the general purpose high-speed memory tester.

         In the SoC (System-on-a-chip)/AS (Application Specific) tester market, strong sales of the T2000 testers based on OPENSTAR(R) continued. In addition, SoC testers for mobile phones and digital consumer devices and testers for LCD driver ICs continued to perform strongly particularly in Japan and Taiwan. In addition, new products aimed at the CCD market and on-board device markets enjoyed strong sales.

         As a result of the above, as compared to the corresponding interim period for the previous fiscal year, incoming orders in the semi-conductor and component test system segment increased by 70.7% to (Y)96.l billion, while net sales of the segment increased by 176.3% to (Y)113.l billion. Operating income in the semi-conductor and component test system segment increased by 10.5 times to (Y)37.7 billion, as compared with the corresponding interim period for the previous fiscal year.

         (Mechatronics System Segment)

         In the mechatronics system segment, test handlers with simultaneous multiple handling capacity and cooling capabilities as well as device interface products continued to perform well due to the positive growth in sales of memory testers.

         As a result of the above, incoming orders in the mechatronics system segment, as compared with the corresponding period for the previous fiscal year, increased by 51.8% to (Y)24.6 billion, while net sales of the segment increased by 111.9% to (Y)28.l billion. Operating income in the mechatronics

                           Advantest Corporation - Consolidated (FY2004 Interim)


system segment increased by 211.6% to (Y)9.9 billion, as compared with the corresponding period for the previous fiscal year.

         (Services, Support and Others Segment)

         Incoming orders in the services, support and others segment, as compared with the corresponding period for the previous fiscal year, increased by 3.6% to (Y)10.0 billion, while net sales of the segment increased by 9.3% to
(Y)10.8 billion. Operating income in the services, support and others segment increased by 33.0% to (Y)0.7 billion, as compared with the corresponding period for the previous fiscal year.


         *3 OPENSTAR(R) - The name of an open architecture standard published by the Semiconductor Test Consortium, Inc. OPENSTAR(R) is a registered trademark or trademark of Semiconductor Test Consortium, Inc. in the U.S., Japan and other countries.

Distribution of Profits

         Advantest believes that it has achieved its goals for the current interim period as presented above. Although business conditions remain uncertain, based on the profit distribution policy described above, Advantest expects to distribute an interim dividend of (Y)25 per share as originally forecasted.


Prospects for the Fiscal Year
-----------------------------

         With respect to business conditions in the upcoming future, semiconductor-related demands are expected to continue growth resulting from the continued success of third generation mobile phones and continued demand for personal computers and an expected increase in demand for digital consumer devices in the medium term. In addition, capital investment among semiconductor manufacturers are expected to increase as 300 mm wafer-related investments are expected and the next generation of memory devices are rolled out.

         Responding to the above situation, Advantest plans to focus on improvement of profitability through revenue growth generated by timely introduction of new products designed to meet customer satisfaction, continued renovation of the manufacturing process for quick delivery and cost-cutting efforts.

         While factors such as the temporary production and inventory adjustments of drivers of the digital sector such as semiconductors and electronic components and the increase in crude oil prices may have dampening effects on Advantest's performance in the short run, Advantest's current estimates for the full year are as follows:

         (Consolidated)
                                                                   (million yen)
                                Net Sales      Income before    Net Income
                                               income taxes
Previous forecast (A)           250,000              70,000        43,000
(as of July 28, 2004)
Revised forecast (B)            250,000              71,000        43,000
Increase / decrease (B-A)             0               1,000             0


Profit Distribution Forecast

         Based on the business prospects and profit distribution policy described above, Advantest expects to pay yearend dividends of (Y)25 per share (or (Y)50 per share for the fiscal year including an interim dividend of (Y)25 per share) as originally forecasted.

                           Advantest Corporation - Consolidated (FY2004 Interim)

(2) Financial Condition


         Cash and cash equivalents held at September 30, 2004 were (Y)139.9 billion, an increase of (Y)38.7 billion from March 31, 2004. Significant cash flows during this interim fiscal period and their causes are described below.

         Net cash provided by operating activities was an inflow of (Y)44.5 billion. This amount was primarily attributable to net income of (Y)28.5 billion and a (Y)l7.1 billion decrease in inventories.

         Net cash used in investment activities was an outflow of (Y)5.3 billion. This amount was primarily attributable to capital expenditures of
(Y)5.0 billion, including capital expenditures related to equipment for leasing.

         Net cash used in financing activities was an outflow of (Y)2.2 billion. This amount was primarily attributable to the payment of dividends ((Y)2.4 billion).

                           Advantest Corporation - Consolidated (FY2004 Interim)

Interim Consolidated Financial Statements, etc.

    Interim Consolidated Balance Sheets

                                            FY2003 interim                 FY2004 interim              Summarized balance sheet
                                                                                                               of FY2003
                                     (As of September 30, 2003)    (As of September 30, 2004)         (As of March 31, 2004)
                             Notes     Amount       Percentage       Amount         Percentage         Amount            Percentage
                                     (in million       (%)         (in million         (%)            (in million           (%)
                                        yen)                           yen)                               yen)

     (Assets)

Cash and cash equivalents               94,606                      139,911                            101,146

Trade accounts                  *1      44,089                       86,222                             76,133
receivable, less
allowance for
doubtful accounts

Inventories                             34,346                       32,687                             49,423

Deferred tax assets                     13,556                       12,411                             25,875

Other current assets                     2,251                        2,504                              3,185
                                       -------                      -------                            -------

    Total current assets               188,848        65.8          273,735       78.2                 255,762         77.3

Investment                   Note 4      7,480         2.6            6,882        2.0                   7,952          2.4
securities

Property, plant              *2, *3     53,688        18.7           51,938       14.8                  50,516         15.3
and equipment, net

Deferred tax assets                     29,647        10.3           11,781        3.4                  10,964          3.3

Intangible assets, at cost,              5,196         1.8            3,334        1.0                   3,756          1.1
less accumulated amortization

Other assets                             2,235         0.8            2,281        0.6                   1,858          0.6
                                       -------       -----          -------      -----                 -------        -----

    Total assets                       287,094       100.0          349,951      100.0                 330,808        100.0

                           Advantest Corporation - Consolidated (FY2004 Interim)

                                          FY2003 interim                FY2004 interim                Summarized balance sheet
                                                                                                              of FY2003
                                     (As of September 30, 2003)    (As of September 30, 2004)         (As of March 31, 2004)
                             Notes      Amount     Percentage         Amount     Percentage               Amount    Percentage
                                     (in million      (%)          (in million       (%)              (in million      (%)
                                         yen)                          yen)                               yen)
(Liabilities)

Current installments            *3       2,243                       4,543                             4,543
of long-term debt

Trade accounts payable                  16,496                      24,985                            38,214

Income taxes payable                     1,963                       5,025                             3,845

Accrued expenses                         5,909                       8,809                             8,939

Accrued warranty expenses                2,367                       4,746                             3,121

Deferred revenue                         1,740                       4,252                             4,543

Other current liabilities                2,415                       5,109                             3,406
                                        ------                      ------                           -------

   Total current liabilities            33,133        11.6          57,469        16.4                66,611        20.1

Long-term debt,                 *3      24,604         8.6          20,062         5.7                20,083         6.1
excluding current installments

Accrued pension and                     15,172         5.3          18,866         5.4                18,348         5.6
severance cost

Other liabilities                        3,569         1.2           3,512         1.1                 3,411         1.0
                                        ------                      ------                           -------

   Total liabilities                    76,478        26.7          99,909        28.6               108,453        32.8

        (Minority interests)

Minority interests                         313         0.1            114          0.0                   587         0.2

        (Stockholders'equity)

Common stock                            32,363        11.3         32,363          9.3                32,363         9.8

Capital surplus                         32,973        11.5         32,973          9.4                32,973        10.0

Retained earnings                      164,017        57.1        203,420         58.1               177,404        53.5

Accumulated other               *4      (5,873)       (2.1)        (6,157)        (1.8)               (8,061)       (2.4)
comprehensive income
(loss)

Treasury stock                         (13,177)       (4.6)       (12,671)        (3.6)              (12,911)       (3.9)

                                       -------                    -------                            -------
   Total stockholders' equity          210,303        73.2        249,928         71.4               221,768        67.0

   Total liabilities                   -------                    -------                            -------
   and stockholders' equity            287,094       100.0        349,951        100.0               330,808       100.0


                           Advantest Corporation - Consolidated (FY2004 Interim)


(Notes)

                                         FY2003 interim              FY2004 interim                 FY2003
                                   (As of September 30, 2003)   (As of September 30, 2004)   (As of March 31, 2004)
                                            Amount                      Amount                       Amount
                                      (in million yen)            (in million yen)              (in million yen)

*1. Allowance for doubtful accounts          2,214                        2,472                        2,464

*2. Accumulated depreciation on
    property, plant and equipment           69,182                       66,602                       64,533

*3. Collateralized assets and
    secured obligations

    Property, plant and equipment              409                          398                          403

    Obligations secured by the above            46                           31                           38

*4. Accumulated other comprehensive
    income (loss)

    Foreign currency translation            (6,488)                      (5,720)                      (8,087)
    adjustments

    Net unrealized gains on                    615                          746                        1,422
    available-for-sale securities

    Minimum pension liability                   --                       (1,183)                      (1,396)
    adjustment

5. Net assets per share (in yen)          2,140.61                     2,542.41                     2,256.59


                           Advantest Corporation - Consolidated (FY2004 Interim)


Interim Consolidated Statements of Income

                                                                                                        Summarized statement of
                                        FY2003 interim                   FY2004 interim                     income of FY2003
                                     (April 1, 2003 through           (April 1, 2004 through           (April 1, 2003 through
                                       September 30, 2003)             September 30, 2004)               March 31, 2004)
                             Notes      Amount       Percentage        Amount           Percentage       Amount          Percentage
                                     (in million         (%)          (in million          (%)         (in million          (%)
                                         yen)                             yen)                             yen)
                                     ------------------------------   -----------------------------    -----------------------------
Net sales                                     62,286     100.0               146,589       100.0            174,218           100.0

Cost of sales                                 31,801      51.1                68,238        46.6             85,513            49.1
                                              ------                          ------                         ------

   Gross profit                               30,485      48.9                78,351        53.4             88,705            50.9

Research and                                  10,749      17.3                12,087         8.2             21,637            12.4
development expenses

Selling, general                              15,297      24.5                20,844        14.2             36,108            20.7
and administrative                            ------                          ------                         ------
expenses

   Operating income                            4,439       7.1                45,420        31.0             30,960            17.8

Other income
(expense):

   Interest and                          163                           212                              339
   dividends income

   Interest expense                     (248)                         (225)                            (469)

   Minority interests                     (5)                          (85)                            (214)

   Equity in losses of                  (117)                           --                             (117)
   affiliates

   Other                                (511)   (718)      (1.1)      1,522    1,424          1.0    (1,621) (2,082)           (1.2)
                                                -----                         ------                         -------

   Income before                                3,721       6.0               46,844         32.0            28,878            16.6
   income taxes

Income Taxes                                    1,268       2.1               18,271         12.5            11,549             6.6
                                                -----                         ------                         ------

Net income                                      2,453       3.9               28,573         19.5            17,329            10.0


                                       FY2003 interim                   FY2004 interim                    FY2003
                                   (April 1, 2003 through           (April 1, 2004 through       (April 1, 2003 through
                                      September 30, 2003)             September 30, 2004)              March 31, 2004)
                           Notes       Amount (in yen)                  Amount (in yen)                Amount (in yen)
Net income per share
   Basic                                           24.96                            290.68                 176.37
   Diluted                                         24.94                            290.07                 176.02


                           Advantest Corporation - Consolidated (FY2004 Interim)

Interim Consolidated Statements of Stockholders' Equity

                                                            FY2003 interim           FY2004 interim       Statement of stockholders'
                                                                                                                equity of FY2003
                                                        (April 1, 2003 through   (April 1, 2004 through    (April 1, 2003 through
                                                          September 30, 2003)      September 30, 2004)          March 31, 2004)
                                            Notes              Amount                    Amount                     Amount
                                                          (in million yen)          (in million yen)            (in million yen)

Common stock :

    Balance at beginning of period                               32,363                  32,363                 32,363
                                                                 ------                  ------                 ------

    Balance at end of period                                     32,363                  32,363                 32,363

Capital surplus :

    Balance at beginning of period                               32,973                  32,973                 32,973
                                                                 ------                  ------                 ------

    Balance at end of period                                     32,973                  32,973                 32,973

Retained earnings :

    Balance at beginning of period                              162,547                 177,404                162,547

    Net income                                                    2,453                  28,573                 17,329

    Cash dividends                                                 (983)                 (2,458)                (2,456)

    Loss on disposal of treasury stock                               --                     (99)                   (16)
                                                                -------                 -------                -------

    Balance at end of period                                    164,017                 203,420                177,404

Accumulated other comprehensive income
(loss):

    Balance at beginning of period                               (4,055)                 (8,061)                (4,055)

    Other comprehensive income (loss), net of tax                (1,818)                  1,904                 (4,006)
                                                                 -------                 -------               --------

    Balance at end of period                                     (5,873)                 (6,157)                (8,061)

Treasury stock :

    Balance at beginning of period                              (13,165)                (12,911)               (13,165)

    Treasury stock purchased                                        (12)                    (11)                   (32)

    Exercise of stock options                                        --                     249                    180

    Decrease in treasury stock upon Share exchange                   --                      --                    105

    Treasury stock sold                                              --                       2                      1
                                                                -------                 -------               --------

    Balance at end of period                                    (13,177)                (12,671)               (12,911)
                                                                -------                 -------               ---------

      Total stockholders' equity                                210,303                 249,928                221,768


Disclosure of comprehensive income:

    Net income                                                    2,453                  28,573                 17,329

    Other comprehensive income (loss),                           (1,818)                  1,904                 (4,006)
    net of tax                                                  --------               --------               ---------

    Total comprehensive income                                       635                 30,477                13,323

                           Advantest Corporation - Consolidated (FY2004 Interim)

Interim Consolidated Statements of Cash Flows


                                                     FY2003 interim           FY2004 interim        Summarized statement of
                                                                                                      cash flows of FY2003
                                                 (April 1, 2003 through   (April 1, 2004 through    (April 1, 2003 through
                                                   September 30, 2003)      September 30, 2004)          March 31, 2004)
                                                        Amount                    Amount                     Amount
                                                   (in million yen)          (in million yen)            (in million yen)
I  Cash flows from operating activities:

     Net income                                            2,453                     28,573                       17,329

     Adjustments to reconcile net income to net cash provided by operating activities:

       Depreciation and amortization                       4,857                      4,035                        9,328

       Deferred income taxes                                (231)                    13,081                        6,703

       Impairment loss on long-lived assets                   --                         --                        3,030

       Decrease (increase) in trade accounts receivable   (1,535)                   (8,544)                      (35,285)

       Decrease (increase) in inventories                  1,028                    17,171                       (14,570)

       Increase (decrease) in trade accounts payable       6,105                   (14,455)                       29,190

       Increase (decrease) in income taxes payable            12                     1,074                         1,997

       Increase (decrease) in accrued expenses              (659)                     (196)                        2,518

       Increase (decrease) in accrued warranty expenses      (45)                    1,625                           709

       Increase (decrease) in deferred revenue               444                      (514)                        3,441

       Increase (decrease) in accrued pension and            860                       876                         2,639
       severance cost

       Other                                                  72                     1,819                         1,186

                                                          ------                    ------                        ------
          Net cash provided by operating activities       13,361                    44,545                        28,215

                           Advantest Corporation - Consolidated (FY2004 Interim)

                                                     FY2003 interim           FY2004 interim        Summarized statement of
                                                                                                      cash flows of FY2003
                                                 (April 1, 2003 through   (April 1, 2004 through    (April 1, 2003 through
                                                   September 30, 2003)      September 30, 2004)          March 31, 2004)
                                                        Amount                    Amount                     Amount
                                                   (in million yen)          (in million yen)            (in million yen)

II  Cash flows from investing activities:

       Proceeds from sale of available-for-sale               236                        634                       323
       marketable securities

       Proceeds from sale of non-marketable securities        301                         45                       387

       Purchases of non-marketable securities              (1,000)                        --                    (1,288)

       Proceeds from sale of property, plant and              277                         31                       435
       equipment

       Purchases of intangible assets                        (135)                      (204)                     (358)

       Purchases of property, plant and equipment          (2,127)                    (4,818)                   (5,068)

       Other                                                  185                       (996)                      499
                                                           -------                    -------                  --------

         Net cash used in investing activities             (2,263)                    (5,308)                   (5,070)


III Cash flows from financing activities:

       Principal payments on long-term debt                (1,590)                      (21)                    (3,811)

       Payments to acquire treasury stock                     (12)                       (7)                       (31)

       Dividends paid                                        (981)                   (2,453)                    (2,462)

       Other                                                  (44)                      226                        (72)
                                                           -------                    -------                  --------

         Net cash used in financing activities             (2,627)                   (2,255)                    (6,376)
                                                           -------                    -------                  --------

IV  Net effect of exchange rate changes on cash            (1,203)                    1,783                     (2,961)
    and cash equivalents

V   Net change in cash and cash equivalents                 7,268                    38,765                     13,808

VI  Cash and cash equivalents at beginning of period       87,338                   101,146                     87,338
                                                           -------                    -------                  --------

VII Cash and cash equivalents at end of period             94,606                   139,911                    101,146


                           Advantest Corporation - Consolidated (FY2004 Interim)

             Notes to the Interim Consolidated Financial Statements

(Note 1) Accounting Principles, Procedures and the Presentation of the Interim Consolidated Financial Statements


(a) Terminology, Form and Method of Preparation of the Interim Consolidated Financial Statements

         Advantest prepares these interim consolidated financial statements in accordance with the accounting principles, procedures, terminology, form and mode of preparation required in the U.S. in connection with its issuance of American Depository Shares as established under Accounting Research Bulletins ("ARB"), Accounting Principles Board ("APB") statements, Statements of Financial Accounting Standards ("SFAS") and other relevant sources.


(b) The Preparation of Consolidated Financial Statements and Registration with the U.S. Securities and Exchange Commission

         Advantest Corporation began listing on the New York Stock Exchange on September 17, 2001 (local time) by means of an issuance of American Depository Shares, and is registered with the U.S. Securities and Exchange Commission on Form 20-F (equivalent to the Annual Securities Report in Japan) since FY2001. In connection with the registration on Form 20-F, Advantest prepares consolidated financial statements in accordance with U.S. GAAP.


(c) Scope of Consolidation and Application of the Equity Method

         Advantest's interim consolidated financial statements include financial statements of Advantest Corporation and its majority-owned subsidiaries. All significant transactions, credit and debt between consolidated companies have been eliminated.

         The following table sets forth the number of consolidated subsidiaries and equity method affiliates of Advantest:

                              FY2004 interim          FY2003          Increase
                            (As of September      (As of March 31,   (decrease)
                                30,2004)               2004)
           Domestic                  22                    23              (1)
           Overseas                  17                    17               0
                                    ---                   ---              ---
Consolidated subsidiaries            39                    40              (1)
Equity method affiliates              0                     0               0
                                    ---                   ---              ---
Total                                39                    40              (1)


Changes in the scope of consolidation:

         Newly included (1):    Advantest Costa Rica, Sociedad Anonima *1
         Excluded (2):          Advanmicrotec Co., Ltd. *2
                                Advantest America Measuring Solutions, Inc. *3

*1 Advantest Costa Rica, Sociedad Anonima was established on September 30, 2004 as an engineering service company of Advantest's products.
*2 Advanmicrotec Co., Ltd. was merged into Advantest Manufacturing, Inc. on April 1, 2004 to consolidate Advantest's manufacturing operations.
*3 Advantest America Measuring Solutions, Inc. was merged into Advantest America, Inc. on September 30, 2004 with a view to streamline management.

                           Advantest Corporation - Consolidated (FY2004 Interim)


(Note 2) Summary of Significant Accounting Policies and Practices

         There was no change in accounting practices.

         Advantest and certain of its consolidated domestic subsidiaries received approval from the Minister of Health and Labor to be exempted from obligation for benefits related to future employee service on August 1, 2003 and received approval to be exempted from obligation for benefits related to prior employee service on October 1, 2004 under the substitutional portion of its Employees' Pension Fund plans as part of the transfer of its Employees' Pension Fund plans to the Japanese government pursuant to the Defined Benefit Corporate Pension Law. Advantest and certain of its consolidated domestic subsidiaries expect to recognize, upon completion of the transfer to the government of the substitutional portion, any loss or gains resulting therefrom in accordance with EITF Issue No. 03-2, "Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities." Accordingly, there has been no effect on Advantest's interim consolidated financial statements for the 6 month period ended September 30, 2004.


(Note 3) Reclassifications

         Certain reclassifications have been made to the consolidated financial statements for FY2003 interim and FY2003 to conform to presentation used for FY2004 interim.


(Note 4) Investment Securities

         Marketable securities consist of equity securities. The aggregate fair value of available-for-sale marketable equity securities were (Y)2,938 million,
(Y)4,287 million and (Y)4,311 million, gross unrealized holding gains were
(Y)1,099 million, (Y)1,440 million and (Y)2,093 million, gross unrealized holding losses were (Y)7 million, (Y)319 million and (Y)1 million, and the aggregate cost were (Y)1,846 million, (Y)3,177 million and (Y)2,238 million each as of September 30, 2003 and September 30, 2004 and March 31, 2004, respectively.

         Gross realized gains on available-for-sale marketable equity securities were (Y)174 million, (Y)629 million and (Y)178 million in FY2003 interim, FY2004 interim and FY2003, respectively. Gross realized loss was (Y)2 million in FY2003. Gross realized gains and losses are included in "other income (expense)" in the interim consolidated statement of income and the consolidated statement of income, and "other" in net cash provided by operating activities in the interim consolidated statements of cash flows and the consolidated statements of cash flows.

         Advantest holds other long-term investment securities in nonpublic companies, which are stated at cost and included in "investment securities", and are reviewed periodically for impairment.

                           Advantest Corporation - Consolidated (FY2004 Interim)


(Note 5) Basic and diluted net income per share

         Basic and diluted net income per share was computed as follows:

                                                                  FY2003 interim
                                                                  --------------

   Numerator:

     Net income                                                    2,453 million
                                                              ----------
   Denominator:

     Basic weighted average shares                            98,245,709 shares

     Dilutive effect of exercise of stock option and warrants    101,630 shares
                                                              ----------

     Diluted weighted average shares                          98,347,339 shares
                                                              ----------

                                                                  FY2004 interim
                                                                  --------------

   Numerator:

     Net income                                                   28,573 million
                                                              ----------
   Denominator:

     Basic weighted average shares                            98,295,932 shares

     Dilutive effect of exercise of stock option and
        warrants                                                 206,598 shares
                                                              ----------

     Diluted weighted average shares                          98,502,530 shares
                                                              ----------

                                                                          FY2003
                                                                          ------

   Numerator:

     Net income                                                   17,329 million
                                                              ----------
   Denominator:

     Basic weighted average shares                            98,250,830 shares

     Dilutive effect of exercise of stock option and warrants    195,306 shares
                                                              ----------
     Diluted weighted average shares                          98,446,136 shares
                                                              ----------


         At September 30, 2003, September 30, 2004 and March 31, 2004, Advantest had outstanding stock options and warrants exercisable into 1,133,800 shares, 1,799,500 shares and 329,500 shares of common stock, respectively, which could potentially dilute net income per share in future periods.

                           Advantest Corporation - Consolidated (FY2004 Interim)

(Segment Information)

1. Business Segment Information

                                     FY2003 interim                        FY2004 interim                           FY2003
                                 (April 1, 2003 through               (April 1, 2004 through               (April 1, 2003 through
                                   September 30, 2003)                  September 30, 2004)                     March 31, 2004)
                                 ---------------------------      ---------------------------            --------------------------
                                   Amount (in     Percentage       Amount (in      Percentage             Amount (in    Percentage
                                  million yen)       (%)          million yen)         (%)               million yen)       (%)

Semiconductor and component test system

Sales to unaffiliated customers      39,272          95.9            107,920          95.4                  119,765         97.0
Intersegment sales                    1,689           4.1              5,252           4.6                    3,724          3.0
                                     ------         -----            -------         -----                  -------        -----

Net sales                            40,961         100.0            113,172         100.0                  123,489        100.0
Operating expenses                   37,360          91.2             75,382          66.6                   94,799         76.8
                                     ------         -----            -------         -----                  -------        -----

Operating income (loss)               3,601           8.8             37,790          33.4                   28,690         23.2


Mechatronics system

Sales to unaffiliated customers      13,065          98.5            27,794           98.9                  33,988         99.3
Intersegment sales                      196           1.5               306            1.1                     237          0.7
                                     ------         -----            -------         -----                  -------       -----

Net sales                            13,261         100.0            28,100          100.0                  34,225        100.0
Operating expenses                   10,067          75.9            18,150           64.6                  22,992         67.2
                                     ------         -----            -------         -----                  -------       -----

Operating income (loss)               3,194          24.1             9,950           35.4                  11,233         32.8


Services, support and others

Sales to unaffiliated customers       9,949         100.0            10,875          100.0                  20,465        100.0
Intersegment sales                        -             -                 -              -                       -            -
                                     ------         -----            -------         -----                  -------       -----

Net sales                             9,949         100.0            10,875          100.0                  20,465        100.0
Operating expenses                    9,374          94.2            10,110           93.0                  23,052        112.6
                                     ------         -----            -------         -----                  -------       -----

Operating income (loss)                 575           5.8               765            7.0                 (2,587)        (12.6)


Elimination and corporate

Sales to unaffiliated customers           -             -                -               -                      -             -
Intersegment sales                   (1,885)        100.0           (5,558)          100.0                 (3,961)        100.0
                                     ------         -----            -------         -----                 -------        -----

Net sales                            (1,885)        100.0           (5,558)          100.0                 (3,961)        100.0
Operating expenses                    1,046             -           (2,473)              -                  2,415             -
                                     ------         -----            -------         -----                  -------       -----

Operating income (loss)              (2,931)            -           (3,085)              -                 (6,376)            -


Consolidated

Sales to unaffiliated customers      62,286         100.0          146,589           100.0                174,218         100.0
Intersegment sales                        -             -                -               -                      -             -
                                     ------         -----            -------         -----                -------         -----

Net Sales                            62,286         100.0          146,589           100.0                174,218         100.0
Operating expenses                   57,847          92.9          101,169            69.0                143,258          82.2
                                     ------         -----            -------         -----                -------         -----

Operating income (loss)               4,439           7.1           45,420            31.0                 30,960          17.8

(Notes) 1. Advantest regrouped its two business segments - "Automated Test Equipment" and "Measuring Instruments"- into three business segments- "Semiconductor and Component Test System", "Mechatronics System" and "Services, Support and Others". Certain reclassifications have been made to the business segment information for FY2003 interim and FY2003 to conform presentation used for FY2004 interim.
         2. Adjustments to operating income (loss) in Corporate principally represent corporate general and administrative expenses and research and development expenses related to fundamental research activities that are not allocated to operating segments.

2. Geographic Segment Information (Based on Location of Customers)

                            FY2003 interim               FY2004 interim                     FY2003
                       (April 1, 2003 through       (April 1, 2004 through           (April 1, 2003 through
                          September 30, 2003)          September 30, 2004)               March  31, 2004)
                      ---------------------------  ------------------------        --------------------------

                       Amount (in      Percentage   Amount (in   Percentage        Amount (in      Percentage
                      million yen)        (%)      million yen)       (%)          million yen)        (%)
Americas                   3,879           6.2         13,494         9.2              16,264          9.3
Europe                     4,514           7.2          7,557         5.2              10,401          6.0
Asia                      29,074          46.8         87,869        59.9              89,563         51.4
                          ------          ----        -------       -----             -------        -----

   Overseas total         37,467          60.2        108,920        74.3             116,228         66.7
Japan                     24,819          39.8         37,669        25.7              57,990         33.3
                          ------          -----       -------       -----             -------        -----

   Consolidated           62,286         100.0        146,589       100.0             174,218        100.0

               Advantest Corporation - Supplemental Information (FY2004 Interim)

Supplemental Information to the FY2004 Interim Earnings Digest
         *All consolidated figures were prepared in accordance with U.S. GAAP.

1. Summary of FY2004 Interim Results (April 1, 2004 through September 30, 2004)

(Consolidated)                                                                (In billion yen; truncated after the hundred million)

                                          FY2003 interim         FY2004 interim          Percentage change (%)        FY2003
Net sales                                       62.2                   146.5                   135.3                     174.2
Operating income                                 4.4                    45.4                   923.2                      30.9
Income before income taxes                       3.7                    46.8                       -                      28.8
Net income                                       2.4                    28.5                       -                      17.3
Total assets                                   287.0                   349.9                    21.9                     330.8
Stockholders' equity                           210.3                   249.9                    18.8                     221.7
Net income per share (basic) (in yen)          24.96                  290.68                       -                     176.37
Net income per share (diluted) (in yen)        24.94                  290.07                       -                     176.02
Stockholders' equity per share (in yen)     2,140.61                2,542.41                    18.8                   2,256.59
Net interest payment                           (0.0)                   (0.0)                       -                      (0.1)
ROE(%)                                             -                      -                        -                       8.0

(Unconsolidated) (Japanese GAAP)                                              (In billion yen; truncated after the hundred million)


                                          FY2003 interim         FY2004 interim          Percentage change (%)        FY2003
Net sales                                      50.8                   121.0                    138.1                     150.5
Operating income                                1.5                    28.3                        -                      23.7
Ordinary income                                 2.4                    30.1                        -                      24.0
Net income                                      1.8                    18.6                    926.7                      11.9
Total assets                                  241.1                   286.7                     18.9                     277.0
Stockholders' equity                          179.5                   204.7                     14.0                     188.8
Net income per share (in yen)                 18.52                   190.09                   926.4                     119.97
Stockholders' equity per share (in yen)    1,827.98                 2,082.83                    13.9                   1,920.33
Dividends per share (in yen)                  15.00                    25.00                    66.7                      40.00

2. Consolidated Net Sales by Business and Geographic Segment                  (In billion yen; truncated after the hundred million)

By Business Segment                        FY2003 interim         FY2004 interim          Percentage change (%)        FY2003
    Semiconductor and component test system    40.9                    113.1                    176.3                     123.4
    Mechatronics system                        13.2                     28.1                    111.9                      34.2
    Services, support and others                9.9                     10.8                      9.3                      20.4
    Elimination of intersegment sales          (1.8)                    (5.5)                       -                      (3.9)
                                              ------                  -------                  ------                    -------
Total net sales                                62.2                    146.5                    135.3                     174.2

By Geographic Segment                     FY2003 interim         FY2004 interim          Percentage change (%)        FY2003
Japan                                          24.8                   37.6                      51.8                      57.9
                                              ------                  -------                  ------                    -------
    Americas                                    3.8                   13.4                     247.9                      16.2
    Europe                                      4.5                    7.5                      67.4                      10.4
    Asia                                       29.0                   87.8                     202.2                      89.5
                                              ------                  -------                  ------                    -------
Total overseas                                 37.4                  108.9                     190.7                     116.2

               Advantest Corporation - Supplemental Information (FY2004 Interim)

3. Consolidated Volume of Order and Orders backlog by Business Segment        (In billion yen; truncated after the hundred million)

Volume of order                           FY2003 interim         FY2004 interim          Percentage change (%)        FY2003

    Semiconductor and component test system    56.3                   96.1                      70.7                     154.0
    Mechatronics system                        16.2                   24.6                      51.8                      39.4
    Services, support and others                9.6                   10.0                       3.6                      20.1
    Elimination of intersegment sales          (1.9)                  (5.5)                        -                      (4.6)
                                              ------                  -------                  ------                    -------
Total volume of orders                         80.2                  125.2                      56.0                     208.9

Orders backlog                            FY2003 interim         FY2004 interim          Percentage change (%)       FY2003

    Semiconductor and component test system    26.4                   24.6                      (6.9)                     41.6
    Mechatronics system                         6.9                    5.7                     (17.2)                      9.2
    Services, support and others                1.4                    0.5                     (61.4)                      1.4
    Elimination of intersegment sales          (0.1)                  (0.8)                        -                      (0.7)
                                              ------                  -------                  ------                    -------
Total orders backlog                           34.7                   30.1                     (13.2)                     51.4

(Note) The amount of incoming orders for any given period consists of the sum of the revenues for such period and the amount of backlog at the end of such period less the backlog at the end of the previous fiscal year. Incoming orders are recorded as such once a written customer order is received.

4. Consolidated Cash Flows                                                   (In billion yen; truncated after the hundred  million)

                                          FY2003 interim         FY2004 interim          Percentage change (%)       FY2003

    Operating activities                       13.3                   44.5                     233.4                      28.2
    Investing activities                       (2.2)                  (5.3)                        -                      (5.0)
    (Free cash flows)                          11.0                   39.2                     253.6                      23.1
    Financing activities                       (2.6)                  (2.2)                        -                      (6.3)
Total cash flows                                8.4                   36.9                     336.6                      16.7
                                              ------                  -------                  ------                  -------
Cash and cash equivalents at end of period     94.6                  139.9                      47.9                     101.1


5. Consolidated Outstanding Interest-bearing liabilities                      (In billion yen; truncated after the hundred million)

                                          FY2003 interim         FY2004 interim          Percentage change (%)       FY2003

    Bonds and warrant bonds                    26.7                   24.5                      (8.2)                     24.5
    Loans and lease obligations                 0.2                    0.1                     (38.3)                      0.1
                                              ------                 -------                   ------                   -------
Total interest-bearing liabilities             26.9                   24.6                      (8.5)                     24.6


6. Consolidated Capital Expenditure, Depreciation and Amortization and Research and Development Expenses
                                                                              (In billion yen; truncated after the hundred million)


                                          FY2003 interim         FY2004 interim          Percentage change (%)       FY2003
Capital expenditures                            2.1                    5.1                     138.0                     5.6
Depreciation and amortization                   4.8                    4.0                     (16.9)                    9.3
Research and development expenses              10.7                   12.0                      12.5                    21.6


7. Number of Employees (Advantest Corporation and Consolidated Subsidiaries)                                              (Persons)


                                          FY2003 interim         FY2004 interim          Percentage change (%)       FY2003
Unconsolidated                                1,446                  1,450                       0.3                   1,450
                                              ------               -------                     ------                -------
    Domestic affiliates                       1,401                  1,355                      (3.3)                  1,370
    Overseas affiliates                         732                    770                       5.2                     724
                                              ------               -------                     ------                -------
Affiliates total                              2,133                  2,125                      (0.4)                  2,094
                                              ------               -------                     ------                -------
Consolidated full-time employee total         3,579                  3,575                      (0.1)                  3,544


               Advantest Corporation - Supplemental Information (FY2004 Interim)

8. Supplemental Segment Information

Geographic Segment Information (Based on Location of Advantest and its Affiliates)
                                            (Rounded to the nearest million yen)



                                  FY2003 interim                       FY2004 interim                            FY2003
                   -----------------------------------   -----------------------------------   ------------------------------------
                   (April 1, 2003 through   Percentage   (April 1, 2004 through   Percentage   (April 1, 2003 through    Percentage
                     September 30, 2003)       (%)        September 30, 2004)        (%)          March 31,  2004)          (%)

Japan

Sales to unaffiliated            36,269             -                 60,205             -             91,860             -
customers
Intersegment sales               18,682             -                 64,367             -             68,143             -
                               --------        ------              --------          -----           --------          -----
Net sales                        54,951         100.0                124,572         100.0            160,003         100.0
Operating expenses               50,005          91.0                 89,910          72.2            128,421          80.3
                               --------        ------              --------          -----           --------          -----
Operating income                  4,946           9.0                 34,662          27.8             31,582          19.7

Americas

Sales to unaffiliated            10,140             -                 38,685             -             29,641             -
customers
Intersegment sales                1,120             -                  1,224             -              2,134             -
                               --------        ------              --------          -----           --------         -----
Net sales                        11,260         100.0                 39,909         100.0             31,775         100.0
Operating expenses               10,988          97.6                 34,380          86.1             29,593          93.1
                               --------        ------              ---------         -----           --------         -----
Operating income                    272           2.4                  5,529          13.9              2,182           6.9

Europe

Sales to unaffiliated             5,855             -                 8,754              -             15,322             -
customers
Intersegment sales                  301             -                   449              -                728             -
                               --------        ------              --------          -----           --------         -----
Net sales                         6,156          100.0                9,203          100.0             16,050         100.0
Operating expenses                5,259           85.4                7,634           83.0             13,945          86.9
                               --------        ------              --------          -----           --------          -----
Operating income                    897           14.6                1,569           17.0              2,105          13.1

Asia

Sales to unaffiliated            10,022             -                38,945              -             37,395             -
customers
Intersegment sales                1,808             -                 3,843              -              4,051              -
                               --------        ------              --------          -----           --------          -----
Net sales                        11,830         100.0                42,788          100.0             41,446          100.0
Operating expenses               10,960          92.6                36,934           86.3             36,443           87.9
                               --------        ------              --------          -----           --------          -----
Operating income                    870           7.4                 5,854           13.7              5,003           12.1

Elimination and corporate

Sales to unaffiliated                 -             -                     -              -                  -              -
customers
Intersegment sales              (21,911)            -               (69,883)             -            (75,056)             -
                               --------        ------              --------          -----           --------          -----
Net sales                       (21,911)            -               (69,883)             -            (75,056)             -
Operating expenses              (19,365)            -               (67,689)             -            (65,144)             -
                               --------        ------              --------          -----           --------          -----
Operating income (loss)          (2,546)            -                (2,194)             -             (9,912)             -

Consolidated

Sales to unaffiliated            62,286             -               146,589              -            174,218              -
customers
Intersegment sales                    -             -                     -              -                  -              -
                               --------        ------              --------          -----           --------          -----
Net sales                        62,286         100.0               146,589          100.0            174,218          100.0
Operating expenses               57,847          92.9               101,169           69.0            143,258           82.2
                               --------        ------              --------          -----           --------          -----
Operating income                  4,439           7.1                45,420           31.0             30,960           17.8

(Note) Adjustments to operating income (loss) in Corporate principally represent corporate general and administrative expenses and research and development expenses related to fundamental research activities that are not allocated to operating segments.



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